Exhibit 10.27

ABN AMRO Capital USA LLC

100 Park Avenue

17th Floor

New York

NY 10017, USA

To:        Baltic Wasp Limited

Copy:    Genco Shipping & Trading Limited

Baltic Trading Limited

Baltic Hornet Limited

13 October 2016

Dear Sirs

Secured loan agreement dated 8 October 2014  (as amended and supplemented by a first supplemental agreement dated 14 July 2015 and a further supplemental letter dated 31 December 2015, the "Loan Agreement") made between Baltic Wasp Limited as borrower (the "Borrower"), the financial institutions listed in Schedule 1 to the Loan Agreement as lenders, ABN AMRO Capital USA LLC, as MLA, ABN AMRO Capital USA LLC, as agent (acting in that capacity, the "Agent"), ABN AMRO Capital USA LLC, as security agent, ABN AMRO Bank N.V. Singapore Branch, as Sinosure Agent and ABN AMRO Bank N.V., as swap provider

1	Definitions

1.1

All terms and expressions used in this Letter shall have the same meaning given to them in the Loan Agreement or the Waiver Letter (as defined in clause 2 of this Letter) unless expressly defined in this Letter or the context otherwise requires.

1.2	This Letter is designated as a Finance Document.

2	Waiver

2.1

We refer to the Loan Agreement and to our letter to you dated 19 August 2016 (the "Waiver Letter") consenting to, amongst other things, a temporary waiver of compliance with clause 10.14 (Additional Security) of the Loan Agreement pursuant to which the aggregate Fair Market Value of the Vessel and the Other Vessel (as determined in accordance with clause 10.15 (Fair Market Value determination) of the Loan Agreement) and the value of additional security being provided to the Security Agent is more than 135% of the aggregate of (i) the amount of the Loan then outstanding and (ii) the amount of the Other Loan outstanding, for the period commencing on 30 June 2016 through and including 11:59 p.m. (New York City time) on 15 October 2016.

2.2	This Letter is supplemental to the terms of the Waiver Letter.

3	Conditions and Amendment

3.1

Subject to the Borrower delivering to us a copy of this Letter duly acknowledged by the Borrower and each of the Security Parties, we hereby agree that with effect from the date hereof the reference in paragraph 2.1 of the Waiver Letter to "15 October 2016" shall be amended to read "15 November 2016".  For the avoidance of doubt, all subsequent references to "Waiver Period" in the Waiver Letter shall be deemed as referring to the period commencing on 30 June 2016 through and including 11:59 p.m. (New York City time) on 15 November 2016.

3.2	Save as specifically amended by this Letter, all other terms and conditions of the Waiver Letter shall remain unaltered and in full force and effect.

4	Counterparts and Applicable Law

4.1	This Letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Letter.

4.2	This Letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

Please confirm your agreement to the terms of this Letter by signing and returning a duplicate of this Letter to us.

Yours faithfully

/s/ Francis Birkeland	/s/ Urvashi Zutshi
Francis Birkeland	Urvashi Zutshi
Director	Managing Director

For and on behalf of

ABN AMRO Capital USA LLC

(as Agent acting on the instructions of the Majority Lenders)

Confirmed and agreed on 14 October 2016

for an on behalf of

/s/ Apostolos Zafolias
Baltic Wasp Limited
(as a Borrower)

/s/ Apostolos Zafolias
Genco Shipping & Trading Limited
(as Guarantor)

/s/ Apostolos Zafolias
Baltic Trading Limited
(as Pledgor)

/s/ Apostolos Zafolias
Baltic Hornet Limited
(as Other Borrower)